Exhibit 99.2

Form of

Hewitt Associates, Inc.

FY2006 Performance Share Program Award Agreement

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Congratulations on your selection as a Participant in the Performance Share Program (“Program”) which is governed by the Hewitt Associates, Inc. 2002 Global Stock and Incentive Compensation Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Program and set forth all of the conditions and limitations affecting such rights. Terms used in this Award Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Agreement, “Hewitt” means the Company, its Affiliates, and/or its Subsidiaries.

Overview of Your Performance Shares

1.	Number of Performance Shares Granted:

2.	Date of Grant:

3.	Performance Cycle. The Performance Cycle commences on October 1, 2005, and ends on September 30, 2008.

4.	Performance Measure(s):

(a)	“Three-Year Annualized Direct Revenue Growth” as defined as a Compounded Annualized Growth Rate in Total Direct Revenue over the 3-Year period, and;

(b)	“Three-Year Cumulative Economic Profit” expressed as a Dollar Amount, and defined as: (Return on Invested Capital % - Weighted Average Cost of Capital %) multiplied by Average Invested Capital ($)

5.	Amount of Award Earned. The amount distributable to the Participant under the Award Agreement shall be equal to the number of Performance Shares granted in Section 1 multiplied by the Earned Percent of Performance Shares Awarded, determined in accordance with the following schedule:

If financial results fall between the figures shown here, the corresponding earned award would be interpolated from the earned awards shown here. Performance below threshold will result in zero payouts.

6.	Revision of Performance Measures. The Performance Measures set forth in this Award Agreement may be modified by the Committee during, and after the end of, the Performance Cycle to reflect significant events that occur during the Performance Cycle; provided, however, that if the Participant is or will be a Covered Employee for purposes of Code Section 162(m), then such modification can only be undertaken in a manner consistent with the requirements of Section 162(m) and the regulations thereunder.

7.	Settlement of Award. Hewitt shall deliver to you one Share of common stock for each Performance Share earned by you, as determined in accordance with the provisions of Section 5, or, in the alternative at the sole discretion of Hewitt, Hewitt shall deliver to you the cash value of each Performance Share earned by you. Any fractional Shares of common stock for Performance Shares payable to you in accordance with this Section shall be rounded up to the nearest whole Share of common stock.

8.	Time of Payment. Except as otherwise provided in this Award Agreement, payment in cash or Shares of common stock, earned pursuant to this Performance Share Program Award Agreement, will be made within two and one-half months (2 1/2) after the end of the Performance Cycle, in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable. In no event shall any payment hereunder be accelerated except as permitted in accordance with Code Section 409A.

9.	Eligibility for Earned Performance Shares. You will be eligible for payment of earned Performance Shares, as specified in Section 7, only if your employment with Hewitt:

(a)	Continues through the end of the Performance Cycle;

(b)	Is terminated due to Death during the Performance Cycle;

(c)	Is terminated due to Disability, pursuant to the standards set forth in the Hewitt Associates, Inc. Long-Term Disability Plan, during the Performance Cycle; or

(d)	Is terminated due to Retirement or Early Retirement during the Performance Cycle.

If your termination date due to Disability or Death occurs during the Performance Cycle, you shall be eligible only for that proportion of the number of Performance Shares earned under Section 5 for such Performance Cycle that your number of full and/or partial months of actual participation during the Performance Cycle bears to three years. In the event of your death, your beneficiary or estate shall be entitled to the Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.

“Retirement” means your voluntary termination of employment with Hewitt on or after you reach the age of fifty-five (55) and you have completed five (5) years of service with Hewitt and you have elected Retirement benefits. “Early Retirement” means your voluntary termination of employment with Hewitt and for the purposes of this Award Agreement, shall apply to those participants who reach age fifty-two (52) and have completed ten (10) years of service as an owner and/or former owner of FORE Holdings LLC prior to June 27, 2006, and have elected Early Retirement benefits. Once a participant reaches age 55, the “Retirement” definition will apply.

If your date of Retirement or Early Retirement is within the first twelve (12) months of the Performance Cycle, you shall be eligible only for a fraction of the number of Performance shares earned under Section 5. The fraction will be determined using a numerator which equals the number of complete calendar months that have elapsed since the beginning of the Performance Cycle and a denominator which is twelve (12). Your month of termination will be considered a complete month if your date of Retirement or Early Retirement occurs on or after the 15th day of such month. In the event such pro-ration results in a fractional number of shares, such number shall be rounded up to the nearest whole number. All Performance Shares that are not earned as a result of your Retirement or Early Retirement shall be forfeited to the Company.

If your date of Retirement or Early Retirement is at least twelve (12) months after the start of the Performance Cycle, you shall be eligible for all earned Performance Shares under Section 5 provided you have continued in the employment of Hewitt through your date of Retirement or Early Retirement.

All Performance Shares earned under Section 9(b) through 9(d) shall be made payable in accordance with Section 8.

10. Termination of Employment for Other Reasons: In the event that your employment with Hewitt terminates during the Performance Cycle, for any reason other than those reasons set forth in Paragraphs 9(b) through 9(d), this entire award shall forfeit and no payment shall be made to you.

11. Nontransferability: During the Performance Cycle, Performance Shares awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Shares is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Shares, your right to such Performance Shares shall be immediately forfeited to Hewitt, and this Award Agreement shall lapse.

12. Change in Control: In the event of a Change in Control, all shares under this plan will become 100% earned and delivered as if a target level of performance had been achieved as set forth in this Award Agreement, and thereafter such Shares shall be freely transferable, subject to applicable federal, state, and local, domestic or foreign, securities laws.

13. Requirements of Law: The granting of Performance Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14. Inability to Obtain Authorization: The inability of Hewitt to obtain authority from any regulatory body having jurisdiction, which authority is deemed by Hewitt’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve Hewitt of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. Tax Withholding: Hewitt shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to Hewitt, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

16. Share Withholding: With respect to withholding required upon any other taxable event arising as a result of awards granted hereunder, you may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having Hewitt withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

17. Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

18. No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Hewitt, it is discretionary in nature and it may be modified, suspended or terminated by Hewitt at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of Hewitt; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Hewitt and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by Hewitt, nor shall this grant interfere in any way with Hewitt’s right to terminate your employment at any time; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Shares under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

19. Amendment to the Plan: The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

20. Successor: All obligations of Hewitt under the Plan and this Award Agreement, with respect to the Performance Shares, shall be binding on any successor to Hewitt, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Hewitt.

21. Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

22. Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23. Effect of Failure to Sign. If you do not sign and return the attached Performance Share Program Award Acknowledgement to Margaret Kuretich, Total Rewards, Lincolnshire by [Date], then this Award Agreement and the Performance Shares it conveys shall be forfeited, null, and void.

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